Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Rachel Hill                Mark Nogal
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Delivers Strong Performance as Economic Activity Increases
New share repurchase program of $5 billion

NORTHBROOK, Ill., August 4, 2021 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2021.

The Allstate Corporation Consolidated Highlights
	Three months ended June 30,			Six months ended June 30,
($ in millions, except per share data and ratios)	2021	2020	% / pts Change	2021	2020	% / pts Change
Consolidated revenues	$12,646	$10,403	21.6	$25,097	$20,269	23.8
Net income applicable to common shareholders	1,595	1,224	30.3	187	1,737	(89.2)
per diluted common share	5.26	3.86	36.3	0.61	5.43	(88.8)
Adjusted net income*	1,149	816	40.8	3,020	2,018	49.7
per diluted common share*	3.79	2.58	46.9	9.90	6.31	56.9
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				15.3%	18.2%	(2.9)
Adjusted net income*				23.8%	18.0%	5.8
Book value per common share				86.33	79.21	9.0
Property-Liability combined ratio
Recorded	95.7	89.8	5.9	89.5	87.3	2.2
Underlying combined ratio*	85.7	76.8	8.9	81.4	79.5	1.9
Property-Liability insurance premiums earned	10,009	8,863	12.9	19,905	17,744	12.2
Catastrophe losses	952	1,186	(19.7)	1,542	1,397	10.4
Shelter-in-Place Payback expense	29	738	(96.1)	29	948	(96.9)
Total policies in force (in thousands)				189,361	165,463	14.4
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate has performed exceptionally as the economy rebounds from the pandemic by focusing on execution, innovation and long-term value creation,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Revenues grew 21.6% over the prior year, reflecting execution of a multi-faceted plan to increase growth. The Property-Liability combined ratio of 95.7 was attractive despite an increase in the frequency of auto accidents and $952 million of catastrophe losses. Investment income from the performance-based portfolio increased by $759 million, reflecting our long-term approach to managing risk-adjusted returns. This strong execution resulted in second quarter net income of $1.6 billion. Adjusted net income* was $3.79 per share, representing a return on equity of 23.8% for the last twelve months.

“The Transformative Growth plan and innovation are also creating long-term shareholder value. Property-Liability policies in force and premiums written were 12.1% and 12.5%, respectively, above the prior year due to expansion of auto insurance sold through independent agents with the National General acquisition. Policies in force through Allstate’s direct and agent operations were flat as a 6.7% increase in new business, due to improved auto insurance pricing and increased advertising, was offset by lower customer retention reflecting pandemic-related customer support in the prior year. Telematics innovation has resulted in rapid growth of pay-per-mile auto insurance and Arity’s expansion into marketing services. The new $5 billion share repurchase program that was approved today will help maintain a top 15% ranking of cash returns to shareholders among S&P 500 companies,” concluded Wilson.

Second Quarter 2021 Results

•Total revenues of $12.6 billion in the second quarter of 2021 increased 21.6% compared to the prior year quarter, primarily reflecting higher earned premiums from the acquisition of National General and increased net investment income. Higher revenues from Protection Services, driven by the continued expansion of Allstate Protection Plans, also contributed to revenue growth in the quarter.

•Net income applicable to common shareholders increased to $1.6 billion in the second quarter of 2021, compared to net income of $1.2 billion in the second quarter of 2020, primarily driven by higher performance-based investment income results.

•Adjusted net income* of $1.1 billion, or $3.79 per diluted share, increased $333 million compared to the prior year quarter. The increase reflects higher net investment income and higher earned premiums from the acquisition of National General and lower Shelter-in-Place Payback expense, partially offset by higher non-catastrophe losses. The second quarter of 2020 was significantly impacted by the low level of auto accident frequency experienced due to the pandemic.

Property-Liability Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2021	2020	% / pts Change	2021	2020	% / pts Change
Premiums written	$10,323	$9,172	12.5%	20,091	17,764	13.1%
Allstate Brand	9,008	8,909	1.1	17,429	17,279	0.9
National General	1,315	263	NM	2,662	485	NM

Underwriting income	429	902	(52.4)	2,086	2,250	(7.3)
Allstate Brand	414	899	(53.9)	1,929	2,235	(13.7)
National General	15	6	NM	153	20	NM

Recorded combined ratio	95.7	89.8	5.9	89.5	87.3	2.2
Allstate Protection auto	94.3	83.8	10.5	87.4	86.6	0.8
Allstate Protection homeowners	100.3	106.8	(6.5)	94.6	89.2	5.4

Underlying combined ratio*	85.7	76.8	8.9	81.4	79.5	1.9
Allstate Protection auto	91.8	82.4	9.4	86.0	85.6	0.4
Allstate Protection homeowners	69.5	60.6	8.9	68.6	61.5	7.1
NM = not meaningful

•Property-Liability written premium of $10.3 billion increased 12.5% in the second quarter of 2021 compared to the prior year quarter, primarily driven by the acquisition of National General. The recorded combined ratio of 95.7 generated underwriting income of $429 million, a decrease of $473 million compared to the prior year quarter. Income decreased primarily due to higher non-catastrophe losses in auto and homeowners insurance, which were partially offset by increased premiums related to the acquisition of National General and lower Shelter-in-Place Payback expense.

◦The underlying combined ratio* of 85.7 for the second quarter of 2021 was 8.9 points above the prior year quarter, reflecting higher non-catastrophe losses due to increased auto accident frequency and higher incurred auto and homeowners claims severity, partially offset by lower expenses.

◦Cost reductions implemented in 2020 and continuing in 2021 provide operational flexibility to improve customer value and invest in growth. The expense ratio of 24.7 decreased 7.1 points compared to the prior year quarter, due to lower Coronavirus-related expenses from Shelter-in-Place Payback and bad debt. This was partially offset by the amortization of purchased intangibles, increased advertising of 0.7 points and restructuring charges of $66 million. Excluding these items, the expense ratio decreased 0.4 points compared to the prior year quarter due to lower operating expenses. Increased claims process efficiency and expanded digital capabilities have also resulted in lower expenses while improving the customer experience.

◦Allstate Protection auto insurance net written premium increased 10.1%, and policies in force increased 14.1% compared to the prior year quarter, driven by the acquisition of National General and increased new issued applications. Allstate brand auto net written premiums declined slightly from the prior year quarter as increased new issued applications were offset by lower average premiums. Policies in force increased sequentially for the second consecutive quarter, increasing 161 thousand compared to the end of the first quarter 2021, including 96 thousand from the Allstate brand.

The recorded auto insurance combined ratio of 94.3 in the second quarter of 2021 was 10.5 points above the prior year quarter, and the underlying combined ratio* of 91.8 was 9.4 points above the prior year quarter, primarily due to an increase in the loss ratio, partially offset by a lower expense ratio. The auto loss ratio increase was driven by higher accident frequency as miles driven rebound toward pre-pandemic levels and higher incurred claim severity from inflation and supply chain disruptions.

◦Allstate Protection homeowners insurance net written premium grew 19.2%, and policies in force increased 7.5% compared to the second quarter of 2020, due to the acquisition of National General and growth of Allstate brand policies. Allstate brand net written premium increased 6.2% compared to the prior year quarter, driven by higher average premiums and new issued application growth.

The recorded homeowners insurance combined ratio of 100.3 in the second quarter of 2021 was 6.5 points below the second quarter of 2020, primarily driven by lower catastrophe losses and increased premiums earned, partially offset by higher non-catastrophe losses. The underlying combined ratio* of 69.5 was 8.9 points higher than the prior year quarter, reflecting the inclusion of National General’s results, higher non-catastrophe claim frequency and increased severity due to inflation in labor and material costs.

Protection Services Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2021	2020	% / $ Change	2021	2020	% / $ Change
Total revenues (1)	$581	$457	27.1%	$1,133	$911	24.4%
Allstate Protection Plans	295	232	27.2	570	451	26.4
Allstate Dealer Services	130	118	10.2	253	235	7.7
Allstate Roadside	60	53	13.2	119	113	5.3
Arity	64	26	146.2	128	56	128.6
Allstate Identity Protection	32	28	14.3	63	56	12.5
Adjusted net income (loss)	$56	$38	$18	$105	$75	$30
Allstate Protection Plans	42	35	7	87	69	18
Allstate Dealer Services	10	8	2	18	15	3
Allstate Roadside	2	2	—	6	4	2
Arity	1	(3)	4	3	(6)	9
Allstate Identity Protection	1	(4)	5	(9)	(7)	(2)
(1) Excludes realized capital gains and losses

•Protection Services revenues increased to $581 million in the second quarter of 2021, 27.1% higher than the prior year quarter. Adjusted net income of $56 million increased by $18 million compared to the prior year quarter, due to growth at Allstate Protection Plans and profits at Arity and Allstate Identity Protection.

◦Allstate Protection Plans revenue of $295 million increased $63 million, or 27.2%, compared to the prior year quarter, reflecting increased policies in force. Adjusted net income of $42 million in the second quarter of 2021 was $7 million higher than the prior year quarter, driven by profitable growth.

◦Allstate Dealer Services revenue of $130 million was 10.2% higher than the second quarter of 2020, driven by increased auto industry sales and the impact of lower volumes in the second quarter of 2020 from shelter-in-place orders. Adjusted net income of $10 million in the second quarter was $2 million higher than the prior year quarter.

◦Allstate Roadside revenue of $60 million in the second quarter of 2021 increased 13.2% compared to the prior year quarter, driven by the impact of lower rescue volumes in the second quarter of 2020 from shelter-in-place orders. Adjusted net income of $2 million in the second quarter of 2021 was flat compared to the prior year quarter.

◦Arity revenue of $64 million increased $38 million compared to the prior year quarter, primarily driven by the inclusion of Transparent.ly and LeadCloud as a result of the National General acquisition, and increased device sales driven by growth in the Allstate brand Milewise® product. Adjusted net income of $1 million in the second quarter of 2021 improved $4 million compared to the prior year quarter.

◦Allstate Identity Protection revenue of $32 million in the second quarter of 2021 increased 14.3% compared to the prior year quarter. Adjusted net income of $1 million in the second quarter of 2021 increased $5 million compared to the prior year quarter.

Allstate Health and Benefits Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2021	2020	% Change	2021	2020	% Change
Premiums and contract charges	447	263	70.0	902	545	65.5
Employer voluntary benefits	255	263	(3.0)	518	545	(5.0)
Group health	87	—	NM	170	—	NM
Individual accident and health	105	—	NM	214	—	NM
Adjusted net income	62	5	NM	127	29	NM

•Allstate Health and Benefits premiums and contract charges increased 70.0% compared to the prior year quarter, primarily due to the addition of group health and individual accident and health businesses acquired with National General. Adjusted net income of $62 million in the second quarter of 2021 increased by $57 million compared to the second quarter of 2020, primarily due to the addition of National General and the absence of a capitalized software write-off recognized in the prior year quarter.

Allstate Investment Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2021	2020	$ / pts Change	2021	2020	$ / pts Change
Net investment income	$974	$220	754	$1,682	$466	1,216
Market-based investment income (1)	355	352	3	709	712	(3)
Performance-based investment income (1)	649	(110)	759	1,027	(196)	1,223
Realized capital gains (losses)	287	440	(153)	713	278	435
Change in unrealized net capital gains and losses, pre-tax	324	1,829	NM	(1,050)	704	NM
Total return on investment portfolio	2.6%	4.8%	(2.2)	2.4%	2.6%	(0.2)
Total return on investment portfolio (trailing twelve months)				6.8%	5.9%	0.9
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

•Allstate Investments $62.6 billion portfolio generated net investment income of $974 million in the second quarter of 2021, an increase of $754 million from the prior year quarter, driven by higher performance-based income.

◦Market-based investment income contributed $355 million of investment income in the second quarter of 2021, an increase of $3 million, or 0.9%, compared to the prior year quarter as the impact of low reinvestment rates was mitigated by higher average assets under management and prepayment fee income.

◦Performance-based investment income totaled $649 million in the second quarter of 2021, an increase of $759 million compared to the prior year quarter. The increase reflects higher private equity investment valuations and net gains from sales of real estate investments.
◦Net realized capital gains were $287 million in the second quarter of 2021, compared to $440 million in the prior year quarter, primarily due to higher equity valuations and gains on sales of fixed income securities and real estate.
◦Unrealized net capital gains increased $324 million from the first quarter of 2021 as lower interest rates resulted in higher fixed income valuations.
◦Total return on the investment portfolio was 2.6% for the second quarter of 2021 and 6.8% over the trailing twelve-month period.

•Discontinued Operations generated $196 million of income in the second quarter of 2021, primarily driven by higher performance-based income. In the first quarter of 2021, the assets and liabilities of Allstate Life Insurance Company and Allstate Life Insurance Company of New York were reclassified as held for sale with results presented as discontinued operations. This includes $37.0 billion of assets and $32.8 billion of liabilities as of June 30, 2021.

Proactive Capital Management

“Allstate’s focus on current results and long-term value creation is designed to increase shareholder value,” said Mario Rizzo, Chief Financial Officer. “The previously announced divestitures of the life and annuity businesses are on pace to close in 2021, and the acquisition of National General enhances our position in the independent agent channel and increases market share. We returned $807 million to shareholders through dividends and share repurchases in the quarter. The new $5 billion share repurchase program, which is expected to be completed by March 31, 2023, represents 13% of current market capitalization and will be initiated in the third quarter upon completion of the prior $3 billion program. Accelerating growth and increasing Property-Liability market share is also expected to increase shareholder value,” concluded Rizzo.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, August 5. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	June 30, 2021	December 31, 2020
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $41,344 and $40,034)	$42,825	$42,565
Equity securities, at fair value (cost $2,537 and $2,740)	3,059	3,168
Mortgage loans, net	786	746
Limited partnership interests	7,073	4,563
Short-term, at fair value (amortized cost $5,516 and $6,807)	5,516	6,807
Other, net	3,311	1,691
Total investments	62,570	59,540
Cash	656	311
Premium installment receivables, net	8,146	6,463
Deferred policy acquisition costs	4,374	3,774
Reinsurance and indemnification recoverables, net	9,497	7,215
Accrued investment income	350	371
Property and equipment, net	1,026	1,057
Goodwill	3,349	2,369
Other assets, net	5,706	2,756
Assets held for sale	36,969	42,131
Total assets	$132,643	$125,987
Liabilities
Reserve for property and casualty insurance claims and claims expense	$31,637	$27,610
Reserve for future policy benefits	1,239	1,028
Contractholder funds	858	857
Unearned premiums	18,756	15,946
Claim payments outstanding	1,040	957
Deferred income taxes	758	382
Other liabilities and accrued expenses	9,392	7,840
Long-term debt	7,996	7,825
Liabilities held for sale	32,775	33,325
Total liabilities	104,451	95,770
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 81.0 thousand shares issued and outstanding, $2,025 aggregate liquidation preference; $.01 par value, 8 million shares authorized, 200.0 thousand shares issued and outstanding, $200 aggregate liquidation preference for $200 in 2021	2,170	1,970
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 297 million and 304 million shares outstanding	9	9
Additional capital paid-in	3,668	3,498
Retained income	52,464	52,767
Treasury stock, at cost (603 million and 596 million shares)	(32,394)	(31,331)
Accumulated other comprehensive income:
Other unrealized net capital gains and losses	2,726	3,860
Unrealized adjustment to DAC, DSI and insurance reserves	(562)	(680)
Total unrealized net capital gains and losses	2,164	3,180
Unrealized foreign currency translation adjustments	24	(7)
Unamortized pension and other postretirement prior service credit	102	131
Total accumulated other comprehensive income	2,290	3,304
Total Allstate shareholders’ equity	28,207	30,217
Noncontrolling interest	(15)	—
Total equity	28,192	30,217
Total liabilities and equity	$132,643	$125,987

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Revenues
Property and casualty insurance premiums	$10,444	$9,223	$20,751	$18,458
Accident and health insurance premiums and contract charges	447	263	902	545
Other revenue	494	257	1,049	522
Net investment income	974	220	1,682	466
Realized capital gains (losses)	287	440	713	278
Total revenues	12,646	10,403	25,097	20,269

Costs and expenses
Property and casualty insurance claims and claims expense	7,207	5,222	13,250	10,563
Shelter-in-Place Payback expense	29	738	29	948
Accident and health insurance policy benefits	244	123	477	264
Interest credited to contractholder funds	8	9	17	18
Amortization of deferred policy acquisition costs	1,545	1,344	3,068	2,709
Operating costs and expenses	1,683	1,394	3,414	2,732
Pension and other postretirement remeasurement (gains) losses	(134)	73	(444)	391
Restructuring and related charges	71	13	122	17
Amortization of purchased intangibles	105	29	158	57
Interest expense	91	79	177	160
Total costs and expenses	10,849	9,024	20,268	17,859

Income from operations before income tax expense	1,797	1,379	4,829	2,410

Income tax expense	362	273	988	467

Net income from continuing operations	1,435	1,106	3,841	1,943

Income (loss) from discontinued operations, net of tax	196	144	(3,597)	(144)

Net income	1,631	1,250	244	1,799

Less: Net income attributable to noncontrolling interest	6	—	—	—

Net income attributable to Allstate	1,625	1,250	244	1,799

Less: Preferred stock dividends	30	26	57	62

Net income applicable to common shareholders	$1,595	$1,224	$187	$1,737

Earnings per common share applicable to common shareholders
Basic
Continuing operations	$4.68	$3.44	$12.59	$5.96
Discontinued operations	0.66	0.46	(11.97)	(0.46)
Total	$5.34	$3.90	$0.62	$5.50

Diluted
Continuing operations	$4.61	$3.41	$12.41	$5.88
Discontinued operations	0.65	0.45	(11.80)	(0.45)
Total	$5.26	$3.86	$0.61	$5.43

Weighted average common shares – Basic	298.8	313.7	300.6	315.6
Weighted average common shares – Diluted	303.3	317.0	304.9	319.8

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦realized capital gains and losses except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,
◦pension and other postretirement remeasurement gains and losses,
◦business combination expenses and the amortization or impairment of purchased intangibles,
◦income or loss from discontinued operations,
◦adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years, and
◦related income tax expense or benefit of these items.
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, pension and other postretirement remeasurement gains and losses, business combination expenses and the amortization or impairment of purchased intangibles, income or loss from discontinued operations and adjustments for other significant non-recurring, infrequent or unusual items and related tax expense or benefit of these items. Realized capital gains and losses, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Business combination expenses and income or loss from discontinued operations are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended June 30,
	Consolidated		Per diluted common share
	2021	2020	2021	2020
Net income (loss) applicable to common shareholders	$1,595	$1,224	$5.26	$3.86
Realized capital (gains) losses	(287)	(440)	(0.95)	(1.39)
Pension and other postretirement remeasurement (gains) losses	(134)	73	(0.44)	0.23
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	—	—	—	—
Business combination expenses and the amortization of purchased intangibles	105	29	0.35	0.09
Business combination fair value adjustment	(6)	—	(0.02)	—
(Income) loss from discontinued operations	(493)	(167)	(1.63)	(0.52)
Income tax expense (benefit)	369	97	1.22	0.31
Adjusted net income *	$1,149	$816	$3.79	$2.58

	Six months ended June 30,
	Consolidated		Per diluted common share
	2021	2020	2021	2020
Net income (loss) applicable to common shareholders	$187	$1,737	$0.61	$5.43
Realized capital (gains) losses	(713)	(278)	(2.34)	(0.87)
Pension and other postretirement remeasurement (gains) losses	(444)	391	(1.46)	1.22
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	1	—	—	—
Business combination expenses and the amortization of purchased intangibles	180	57	0.59	0.18
Business combination fair value adjustment	(6)	—	(0.02)	—
(Income) loss from discontinued operations	3,670	203	12.04	0.63
Income tax expense (benefit)	145	(92)	0.48	(0.28)
Adjusted net income *	$3,020	$2,018	$9.90	$6.31

Adjusted net income return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to the Allstate’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2021	2020
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$3,911	$4,333
Denominator:
Beginning Allstate common shareholders’ equity (1)	$25,016	$22,546
Ending Allstate common shareholders’ equity (1)	26,037	25,016
Average Allstate common shareholders’ equity	$25,527	$23,781
Return on Allstate common shareholders’ equity	15.3%	18.2%

($ in millions)	For the twelve months ended June 30,
	2021	2020
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$5,512	$3,887

Denominator:
Beginning Allstate common shareholders’ equity (1)	$25,016	$22,546
Less: Unrealized net capital gains and losses	2,602	1,654
Adjusted beginning Allstate common shareholders’ equity	22,414	20,892

Ending Allstate common shareholders’ equity (1)	26,037	25,016
Less: Unrealized net capital gains and losses	2,164	2,602
Adjusted ending Allstate common shareholders’ equity	23,873	22,414
Average adjusted Allstate common shareholders’ equity	$23,144	$21,653
Adjusted net income return on Allstate common shareholders’ equity *	23.8%	18.0%
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(1) Excludes equity related to preferred stock of $2,170 million as of June 30, 2021, $1,970 million as of June 30, 2020 and $1,930 million as of June 30, 2019.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Combined ratio	95.7	89.8	89.5	87.3
Effect of catastrophe losses	(9.5)	(13.4)	(7.7)	(7.9)
Effect of prior year non-catastrophe reserve reestimates	0.2	0.4	0.1	0.1
Effect of amortization of purchased intangibles	(0.7)	—	(0.5)	—
Underlying combined ratio*	85.7	76.8	81.4	79.5

Effect of prior year catastrophe reserve reestimates	0.4	0.3	(1.0)	—

Allstate Protection - Auto Insurance	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Combined ratio	94.3	83.8	87.4	86.6
Effect of catastrophe losses	(2.2)	(2.2)	(1.3)	(1.2)
Effect of prior year non-catastrophe reserve reestimates	0.4	0.8	0.3	0.2
Effect of amortization of purchased intangibles	(0.7)	—	(0.4)	—
Underlying combined ratio*	91.8	82.4	86.0	85.6

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	(0.2)	(0.1)

Allstate Protection - Homeowners Insurance	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Combined ratio	100.3	106.8	94.6	89.2
Effect of catastrophe losses	(30.3)	(46.4)	(25.5)	(27.8)
Effect of prior year non-catastrophe reserve reestimates	0.3	0.2	—	0.1
Effect of amortization of purchased intangibles	(0.8)	—	(0.5)	—
Underlying combined ratio*	69.5	60.6	68.6	61.5

Effect of prior year catastrophe reserve reestimates	1.5	1.3	(3.6)	0.5

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